Exhibit 10.8

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of January 2, 2006 by and between Actinium Pharmaceuticals Inc., a Delaware corporation (the "Company"), and Dragan Cicic, M.D. (the "Executive ").

WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment;

WHEREAS, the Executive desires to accept such employment and enter into such an agreement;

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to foster the continued employment of the Executive by the Company during the term of this agreement;

WHEREAS, the Executive is willing to accept and continue his employment on the terms hereinafter set forth in this agreement (the "Agreement"); and

WHEREAS, the Executive acknowledges and agrees that this Agreement supersedes any and all prior agreements or understanding, whether written or oral, between the Executive and the Company and represents that there are no outstanding agreements other than this Agreement relating to the employment of Executive by the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.             Term of Employment.

Subject to the provisions of Section 7 of this Agreement, the Executive shall be employed by the Company for a period commencing on January 2, 2006 ("Start Date") and ending on the _twelfth month anniversary of the Start Date (the "Employment Term"); provided, however, that the Employment Term shall be automatically extended for successive one-year periods thereafter, unless, no later than 60 days prior to the expiration of the initial Employment Term, or any successive one-year renewal term, either party hereto shall provide to the other party hereto written notice of its or his desire not to extend the Employment Term.

2               Position.

(a)   The Executive shall serve as the Vice President and Medical Director of the Company. In such position, the Executive shall have such duties as are customarily associated with such position and agrees to perform such duties and functions as shall from time to time be assigned or delegated to him by the Chief Executive Officer of the Company ("CEO"). The Executive shall report directly to the CEO.

(b)   During the Employment Term, the Executive will devote substantially all of his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise other than pursuant to this Agreement which would conflict with the rendition of such services, either directly or indirectly, without the prior written consent of the Board of Directors (the "Board"). Notwithstanding the foregoing, with the prior written consent of the Board (such consent not to be unreasonably withheld), the Executive shall be permitted to serve as a director, trustee or member of a committee of any organization involving no conflict of interest with the Company.

(c)   The Executive shall be permitted to work at his home at the Executive's discretion, subject to the reasonable requirements of the Company.

3.              Base Salary and Bonus.

During the Employment Term, the Company shall pay the Executive an annual base salary (the "Base Salary") at the annual rate of $ $144,758, payable semi-monthly. The Executive shall be entitled to an annual percentage increase on each anniversary of this Agreement during its term (but not decrease) in Base Salary of no less than an amount equal to the aggregate preceding 12 months annual percentage increase of the U.S. Department of Labor Consumer Price Index for All Urban Consumers (CPI-U) for the New York area. Executive shall also be entitled to participate in any incentive compensation or bonus program which is instituted or maintained for company executives generally during the term of this Agreement.

4.              Vacation and Benefits.

The Executive shall be provided three weeks paid vacation per year taking into account the Executive's time commitment to the Company described in Section 2 (b) above. The Executive's right to carry over any unused vacation entitlement to a subsequent calendar year is subject to the Company's vacation policy at that time. Executive shall also be entitled to the fringe benefits described on Appendix "A" attached hereto and any other benefits that Company extends generally to its management employees at any time during the term of this Agreement. Executive shall also be entitled to participate in any stock option plan or program of Company existing during the term of this Agreement

5.              Business Expenses and Perquisites.

(a)   During the Employment Term, reasonable and necessary business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with the Company's policies on expense reimbursement, in effect from time to time. In addition, the Company shall pay the Executive's membership and related fees for any professional organizations, in accordance with the Company's policy on such payments in effect from time to time.

7.              Termination.

Notwithstanding any other provision of this Agreement:

(a)    For Cause by the Company. The Employment Term and the Executive's employment hereunder may be terminated by the Company for "Cause." For purposes of this Agreement, "Cause" shall mean (i) the Executive's gross neglect of, or willful and continued failure to substantially perform, his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness); (ii) a willful act by the Executive against the interests of the Company or which causes or is intended to or is likely to cause harm to the Company or its stockholders; (iii) the Executive's conviction, or plea of no contest or guilty, to a felony under the laws of the United States or any state thereof or of a lesser offense involving dishonesty, the theft of Company property; or (iv) a material breach of the Agreement by the Executive which is not cured by the Executive within twenty (20) days following written notice to the Executive by the Company of the nature of the breach. A mistake of fact or judgment made by the Executive in good faith shall not constitute Cause. Upon termination of the Executive's employment for Cause pursuant to this Section 6(a), the Executive shall be paid any accrued and unpaid Base Salary and benefits through the date of termination and shall have no further rights to any compensation or any other benefits under the Agreement or otherwise.

(b)    Death. The Employment Term and the Executive's employment hereunder shall terminate upon his death. Upon termination of the Executive's employment hereunder due to death, the Executive's estate shall be entitled to receive (i) any accrued and unpaid Base Salary and benefits, and (ii) a single lump sum payment equal to one-quarter of the Executive's Base Salary, payable within 30 days of the Executive's death. Upon termination of the Executive's employment due to death pursuant to this Section 6(b), the Executive shall have no further rights to any compensation or any other benefits under this Agreement. All other benefits, if any, due the Executive following his termination due to death shall be determined in accordance with the plans, policies and practices of the Company.

(c)     Without Cause by the Company. The Employment Term and the Executive's employment hereunder may be terminated at any time and for any reason or for no reason by the Company without Cause. If the Executive's employment is terminated by the Company without Cause (other than by reason of disability or death), the Executive shall be entitled to receive (i) any accrued and unpaid Base Salary and benefits, and (ii) a single lump sum payment, payable on the date of termination of the Executive's employment, equal to the amount of ___ (6) months Base Salary which would have been paid to the Executive had he remained employed by the Company at the level of Base Salary in effect on the date of termination and Executive's benefits under this agreement shall continue for ___(6) months after the date of termination. Upon termination of Executive's employment by the Company without Cause pursuant to this Section 6(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive's termination of employment by the Company without Cause shall be determined in accordance with the plans, policies and practices of the Company.

(d)     Voluntary Termination by Executive. The Executive shall provide the Company ninety (90) days' advance written notice in the event the Executive terminates his employment; provided that the Board may, in its sole discretion, terminate the Executive's employment with the Company prior to the expiration of the 90-day notice period. In such event and upon the expiration of such 90-day period (or such shorter time as the Board in its sole discretion may determine), the Executive's employment under this Agreement shall immediately and automatically terminate, and the Company shall pay the Executive any Base Salary earned and unpaid as of the Executive's termination date.

(e)     Benefits/Release. In addition to any amounts which may be payable following a termination of employment pursuant to one of the paragraphs of this Section 6, the Executive or his beneficiaries shall be entitled to receive any benefits that may be provided for under the terms of an employee benefit plan in which the Executive is participating at the time of termination. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments to which the Executive is entitled under this Section 6 are conditioned upon and subject to the Executive's execution of a general waiver and release, in such form as may be prepared by the Company's attorneys, of all claims and issues arising under the Employment Agreement, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement. Except as provided in this Section 6, the Company shall have no further obligation or liability under this Agreement following a termination of employment by the Executive.

(f)      Notice of Termination. Any purported termination of employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

7.             Non-Competition.

(a)     The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i)   During the Employment Term and, for a period ending on the expiration of three years following the termination of the Executive's employment (the "Restricted Period"), the Executive will not directly or indirectly, (i) engage in any business for the Executive's own account that competes with the business of the Company, (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its Affiliates that are engaged in a business similar to the business of the company and customers or suppliers of the Company or its Affiliates. For purposes of this Agreement, an "Affiliate" of the Company shall mean any entity controlling, controlled by, or under common control with, the Company.

(ii)   Notwithstanding anything to the contrary in this Agreement, the Executive may directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

(iii)  During the Restricted Period, the Executive will not, directly or indirectly, (i) solicit or encourage any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates, or (ii) hire any such employee who has left the employment of the Company or its Affiliates (other than as a result of the termination of such employment by the Company or its Affiliates) within one year after the termination of such employee's employment with the Company or its Affiliates.

(iv)  During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

(b)     It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8.              Confidentiality.

The Executive will not at any time (whether during or after his employment with the Company) disclose (other than as required in the fulfillment of his duties as an officer of the Company, or otherwise required for the business or other objectives of the Company or its Affiliates) or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any trade secrets, information, data, or other confidential information relating to research and development, medical processes, patent know-how, customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any Affiliate of the Company; provided that the foregoing shall not apply to (i) information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Executive's breach of this covenant, and (ii) disclosures which are required by law. The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its Affiliates, except that he may retain personal notes, notebooks and diaries. The Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its Affiliates.

9.              Developments as Property of the Company.

All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Executive at any time, alone or with others, and in any way relating to the present or proposed business, products or services of the Company or its Affiliates, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, during the Employment Term ("Developments"), shall be the sole and exclusive property of the Company. The Executive agrees to, and hereby does, assign to the Company, without any further consideration, all of the Executive's right, title and interest throughout the world in and to all Developments. The Executive agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that the Company or one of its Affiliates, as the case may be, is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and the Executive hereby assigns to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights the Executive may have in any such Development to the extent that it might not be considered a work made for hire. The Executive shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

10.          Specific Performance.

The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 7, 8 and 9 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.           Indemnification.

To the maximum extent allowed by the law of the State of Delaware, the Company shall indemnify and hold the Executive harmless from and against all losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees) which may, at any time, be suffered by the Executive as a result of the fact that the Executive is or was an employee of the Company, or is or was serving at the request of the Company. The expenses incurred by the Executive in any proceeding shall be paid promptly by the Company in advance of the final disposition of any proceeding, at the written request of the Executive to the fullest extent permitted under Delaware law.

12.            Arbitration.

Upon demand of either party to this Agreement, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement ("Disputes") between the parties hereto shall be resolved by binding arbitration as provided herein; provided that any dispute relating to Sections 7, 8, and 9 (including any claim for specific performance) may be brought by any party hereto in any court of competent jurisdiction. Subject to the foregoing proviso, institution of a judicial proceeding by a party does not waive the right of the other party to demand arbitration hereunder within thirty (30) days following the institution of such proceeding. Arbitration shall be conducted a single arbitrator agreed upon the Company and the Executive, and otherwise in accordance with the arbitration rules (the "Arbitration Rules") of the American Arbitration Association and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Washington, D.C. (or such other location mutually agreed upon by the Company and the Executive). The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon an award may be entered in any court having jurisdiction. The parties hereto do not waive any applicable Federal or state substantive law except as provided herein. The Company shall pay all fees and expenses for the arbitration itself; provided that the cost of the arbitrator will be equally divided between the parties. The parties shall be responsible for their own legal fees; provided that, if the Executive substantially prevails, the Company will reimburse his reasonable legal fees.

13.            Miscellaneous.

(a)     Governing Law. Except as otherwise expressly provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(b)     Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes all prior agreements, whether written or oral, with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)     No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)     Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)     Assignment. This Agreement shall not be assignable by the Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company; provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

(f)      No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, to the extent that the Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of the Executive from the other employment.

(g)     Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

(h)     Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, in the case of the Executive, to the Executive's address on file with the Company; all notices to the Company shall be directed to the attention of the President or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(i)      Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(j)      Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/s/ Dragan Cicic
Dragan Cicic, M.D.
393 17th St. Apt. 1A
Brooklyn, NY 11215

ACTINIUM PHARMACEUTICALS) INC.

By:	/s/ Howard S. Wachtler
Howard S. Wachtler
Title: President and CEO 25B Hanover Road
Florham Park, NJ 07932